REPORT ON RESERVES DATA

 BY INDEPENDENT QUALIFIED RESERVES EVALUATOR

FORM 51-101F2

Terms to which a meaning is ascribed in National instrument 51-101 have the same meaning herein.

To the board of directors of Kodiak Energy, Inc. (the “Company”):

1.
We have reviewed and evaluated the Company’s reserves data as represented by Company management at December 31, 2007. As the Company has nil reserves at this time with Net Present Value of Future Net Revenue, we have not completed a formal report. The reserves data consist of the following:

(a)

(i)	Proved and proved plus probable oil and gas reserves estimated as at December 31, 2007 using forecast prices and costs; and

(ii)	the related estimated future net revenue; and

(b)

(i)	proved oil and gas reserves estimated as at December 31, 2007 using constant prices and costs; and

(ii)	the related estimated future net revenue.

2.	The reserves data are the responsibility of the Company’s management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

3.
Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

4.
The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us for the year ended December 31, 2007, and identifies the respective portions thereof that we have audited, evaluated, reviewed and reported on to the Company’s management:

Net Present Value of Future Net Revenue
Independent Qualified Reserves Evaluator or Auditor	Description and Preparation Date of Evaluation Report	Location of Reserves (Country or Foreign Geographic Area)	Audited	Evaluated	Reviewed	Total
Trimble Engineering Associates Ltd.	Kodiak Energy, Inc. Evaluation dated December 31, 2007 and prepared February 4, 2008	N/A	Nil	Nil	Nil	Nil

5.
In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

6.	We have no responsibility to update our reports referred to in paragraph 4 for events and circumstances occurring after their respective preparation dates.

7.	Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above:

Trimble Engineering Associates Ltd.	“R. K. Spence”, P. Eng
Calgary, Alberta / Canada, February 4, 2008	R. K. Spence, P. Eng